EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: FreeStar Technology Corporation

As independent registered public accountants, we hereby consent to the use in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern dated September 1, 2006, included in FreeStar Technology Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2006, and to all references to our Firm included in this Registration Statement.

/S/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
New York, New York

January 31, 2007